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                                                               EXHIBIT 10-FFF(1)
                   FIRST AMENDMENT TO OVERNIGHT LOAN AGREEMENT

     This First Amendment to Overnight Loan Agreement ("First Amendment") is effective as of September 1, 1998 between MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation, as the Borrower (the "Borrower"), and Huls Corporation, a company formed under the laws of the State of Delaware, U.S.A. ("Huls").

                                    Recitals

     WHEREAS, Borrower and Huls entered into an Overnight Loan Agreement dated as of October 31, 1997 (the "Loan Agreement") pursuant to which Huls agreed to extend up to US$10,000,000 of credit to Borrower on a day to day basis;

     WHEREAS, Borrower, Huls and certain affiliates of Huls have agreed to extend additional credit to Borrower and to restructure the existing financing provided by Huls and its affiliates to Borrower, and

     WHEREAS, as part of such restructuring, Borrower and Huls desire to change the interest rate payable by Borrower to Huls and the maturity date under the Loan Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

     1. Amendment. Sections 1 through 9 of the Loan Agreement are hereby amended and restated in their entirety as set forth in ANNEX A attached hereto and incorporated by reference herein.

     2. Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Amendment.

     3. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives effective as of the day and year first above written.


MEMC ELECTRONIC MATERIALS, INC., as Borrower


By: /s/ Kenneth L. Young
    ---------------------------------
      Name:  Kenneth L. Young
      Title: Treasurer


HULS CORPORATION


By: /s/ H. J. Biangardi
    ---------------------------------
      Name:  H. J. Biangardi
      Title: President and CEO


By: /s/ John Schaffner
    ---------------------------------
      Name:  John Schaffner for Mitchell Solomowitz
      Title: Treasurer

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                                                                         Annex A
                                                              To First Amendment

1. Definitions: The following capitalized terms used herein shall have the following meanings:

          "Agreement" means this Overnight Loan Agreement.

          "Applicable Spread" means a percentage per annum equal to the excess of (a) the Bloomberg fair market sector curves (adjusted for the chosen interest rate method) applicable two business days prior to October 1, 1998 to a B3 rated industrial borrower for the period from October 1, 1998 through October 31, 2001 over (b) the corresponding Swap Rate for such period.

          "Borrower" or "MEMC" means MEMC Electronic Materials, Inc.

          "Extension Maturity Date", if any, means either (i) the first anniversary of October 30, 1999, or (ii) if there has been an applicable Extension Maturity Date on or prior to December 31, 2000, the first anniversary of such prior Extension Maturity Date; provided, that in no event shall an Extension Maturity Date be after December 31, 2001.

          "Final Maturity Date" means October 30, 1999 or, if applicable, the Extension Maturity Date.

          "Huls" means Huls Corporation.

          "Interest Rate" shall be the rate determined under Section 5.

          "Lender" means Huls or any Eligible Assignee (as defined in the Reference Agreement) to whom Huls (or any successor Lender) has assigned its rights and obligations pursuant to Section 11.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Reference Agreement" means that certain Credit Agreement dated June 26, 1997 in the amount of US$50,000,000 between Borrower and Huls, as the same may be amended from time to time.

          "Replacement Financing Arrangement" means a financing arrangement with any Person who is not an affiliate of the Borrower or the Lender on substantially the terms which would apply hereunder during the period from the then applicable Final Maturity Date to the latest possible Extension Maturity Date, provided that the interest rate of such Replacement Financing Arrangement shall be no higher than the Interest Rate and, if no lesser interest rate is available, shall be the Interest Rate.

2. Principal and Value. From time to time, beginning October 31, 1997, Lender agrees to lend to Borrower and Borrower agrees to borrow from the Lender an amount to be designated by Borrower, not to exceed $10,000,000.00 outstanding at any one time (each such borrowing, an "Advance"). The loan shall be evidenced by a promissory note in substantially the form of Exhibit "A" attached hereto. All loans and repayments shall be made by Borrower by drawing funds from or depositing funds in Borrower's account at Citibank N.A., New York, New York that will zero balance with the Huls's account at Citibank N.A., New York, New York (Account No. 4070-0001) or such other account of the Lender as it may designate ("designated account").

3. Term and Maturity. (a) Final Maturity Date. The principal amount of the loan outstanding together with any interest due and outstanding shall be paid by Borrower to the Lender on the Final Maturity Date, or at such later date as may be mutually agreed in writing by the parties.

          (b) Extension. If the then applicable Final Maturity Date is a date on or before December 31, 2000 and the Borrower may desire that the Lender extend the then applicable Final Maturity Date to the Extension Maturity Date, then (a) the Borrower shall give written notice of said fact (the "Extension Request Notice") to the Lender no later than four (4) months before the Final Maturity Date, (b) the Borrower shall use its best efforts to obtain and enter into on or before the date which is two months prior to the Final Maturity Date a Replacement Financing Arrangement and (c) if the Borrower shall not have entered into a Replacement Financing Arrangement on or before the date which is two months prior to the Final Maturity Date, the Borrower shall deliver to the Lender a certificate of the Borrower (the "Extension Certificate") (x) certifying that the Borrower has not entered into a Replacement Financing Arrangement, but the Borrower used its best efforts to do so as required by clause (b) and setting forth such evidence and back-up detail as necessary to demonstrate the efforts made, including a written letter from each bank from which a Replacement Financing Arrangement as required by clause (b) was requested, indicating that Borrower made such a request and that the request was denied, and (y) requesting that the Final Maturity Date be extended to the Extension Maturity Date. For purposes of this Section, the Borrower shall be deemed


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     to have  complied  with  the  requirement  to use  its  "best  efforts"  by requesting from and, if applicable, diligently negotiating a Replacement Financing Arrangement as required by clause (b) with each of three (3) commercial banks that are nationally recognized in the United States and each have total assets in excess of $20,000,000,000. Lender shall have the right to designate, within ten (10) Business Days after receipt of an Extension Request Notice, one of the three banks referred to in the preceding sentence. For purposes of this Section, diligent negotiation shall mean negotiation in good faith and without denial or unreasonable delay of any reasonable request by any such bank for information in connection with its consideration of providing a Replacement Financing Arrangement to Borrower. For the avoidance of doubt, nothing herein is intended to prevent Borrower from obtaining a Replacement Financing Arrangement on terms equal to or better than those provided hereunder.

          Following receipt of the Extension Certificate, the Lender shall have the right (without any obligation to do so) to obtain for the Borrower a Replacement Financing Arrangement on terms equal to or better than those provided hereunder.

          If the Borrower has (a) delivered the Extension Request Notice within the time period specified above, (b) used its best efforts to obtain and enter into a Replacement Financing Arrangement and delivered the Extension Certificate within the time period specified above and (c) not unreasonably or in bad faith refused to enter into a Replacement Financing Arrangement (with terms equal to or better than those provided hereunder) obtained for the Borrower by the Lender pursuant to the preceding paragraph, the Final Maturity Date shall be extended to the Extension Maturity Date and the interest rate shall be the Interest Rate. The Lender shall provide the Borrower with a written notice setting forth the Interest Rate.

          The Borrower shall be responsible for the payment of any customary commitment fee and other fees in connection with obtaining a Replacement Financing Arrangement.

          For the avoidance of doubt, in no event shall an Extension Maturity Date be requested by the Borrower after December 31, 2000 or be on a date after December 31, 2001.

4. Rollover Dates. Any amount borrowed hereunder shall be on the basis of daily rollover periods. Each rollover date shall be a banking day in New
     York, New York ("banking day"). However, should the designated bank designated by the Lender in Section 2 be closed on a banking day, the Lender would not be required to loan money to Borrower nor would Borrower have the option to repay a loan. On the initial and each respective rollover date thereafter, Borrower shall have the option to repay the full principal amount outstanding or any portion thereof, rollover an amount outstanding, or borrow an additional amount provided that the total principal amount will not exceed $10,000,000.00. Borrower will notify Lender of repayments, draw-downs and rollovers by a telefax or memorandum from Borrower, to Lender by 10:00 a.m. Central time on the day money is to be borrowed, or repaid.

5. Interest Rates. Until September 30, 1998, interest shall be calculated at the FED Funds opening rate plus .25% as quoted by VEBA Corporation and supplied by Citibank. On and after October 1, 1998, interest shall be calculated daily at the FED Funds opening rate plus the Applicable Spread as quoted by VEBA Corporation and supplied by Citibank. For loans outstanding on days other than banking days, the interest shall be calculated at the rate applicable for the last preceding banking day. The interest rate shall be furnished daily if there is a loan outstanding. Interest shall accrue on all outstanding amounts and shall be calculated based upon a 360 day year.

6. Payment of Interest. Payments of interest shall be made by wire transfer, or other method of same day settlement, only on banking days, not later than 10:00 a.m. Central time, to the account of Huls, with Citibank N.A., New York, New York, (Account No. 4070-0001) or to such other account of the Lender as it may designate. Interest will be payable monthly, with payment due the day after the Lender notifies Borrower of the amount due for the prior month.

7. Penalty. If Borrower shall borrow, repay or rollover an amount different than which it notifies the Lenders pursuant to paragraph 4, Borrower shall pay to the Lender a penalty equal to the .25% of the amount of the understatement divided by 360.

8. Covenants. So long as any Advance shall remain unpaid or Lender shall have any Commitment hereunder, the Borrower will comply with the Affirmative Covenants set forth in Section 5.01 (on and after the Change of Control Date as defined in the Reference Agreement) and the Negative Covenants (including Negative Pledge) set forth in Section 5.02 of the Reference Agreement, all of which the Borrower, by signing this Agreement, expressly repeats and incorporates herein.

9. Conditions Precedent to each Borrowing. The obligation of Lender to make an Advance on the occasion of each borrowing shall be subject to the condition precedent that no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that

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     constitutes a Default under the Reference Agreement.

10. Events of Default. Each of the Events of Default set forth in Section 6.01 of the Reference Agreement shall constitute an Event of Default hereunder and the Lender shall have the rights with respect to Events of Default and Defaults with respect to the amounts loaned hereunder that are set forth in the Reference Agreement.

11. Assignment. Lender may assign its rights and obligations under this Agreement in whole but not in part and otherwise in accordance with Section
     8.07 of the Reference Agreement, provided that any such assignment shall be made to a single Eligible Assignee (as defined in the Reference Agreement).

12. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee on the unused portion of Lender's commitment from October 1, 1998 in the case of Huls and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in case of each other Lender until the Final Maturity Date at a rate per annum equal to 1/4 of 1%, payable monthly, with payment due the day after the Lender notifies Borrower of the amount due for the prior month.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.